Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 29, 2011 (except Notes 1, 2, 11 and 13, as to which the date is June 23, 2011) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-175080) and related Prospectus of Clovis Oncology, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
August 5, 2011